 EXHIBIT 99.1

Contacts:
Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(213) 277-5550
aehr@mkr-group.com

Aehr Test Systems Comments on Closure of Silicon Valley Bank

Fremont, CA (March 10, 2023) – Aehr Test Systems (NASDAQ: AEHR) (the “Company”), a worldwide supplier of semiconductor test and reliability qualification equipment, today provided comments on the news today of the closure by regulators of Silicon Valley Bank (SVB).

Gayn Erickson, President and CEO of Aehr Test Systems, commented, “There’s been a lot of questions related to the closure of SVB today and the exposure of Aehr Test Systems. Aehr Test does have a checking account at SVB with a current balance of under $2.5 million, which is less than 6% of our total of $41.8M in cash and short-term liquid assets. Aehr has over $39.3 million in another financial institution which includes over $9.7 million in cash and $29.6 million in short term US Government backed Treasury Bonds. Aehr has no outstanding balance on its line of credit with Silicon Valley Bank and foresees no need to draw on the line in the near future. Aehr believes that there is no impact to our operations, customers, vendors, or employees. We are taking all appropriate steps to prevent any impact on our operations.”

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in semiconductor devices in wafer level, singulated die, and package part form, and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, expectations regarding the use of proceeds, if any, from the ATM offering; and expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s most recent annual report on Form 10-K, its subsequent quarterly reports on Form 10-Q and other reports filed from time to time with the SEC. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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